Exhibit 99.1

Daybreak Oil and Gas, Inc. Commences Drilling Operations

Daybreak Oil and Gas, Inc. as part of a joint venture with MPG Petroleum Inc. has commenced drilling MPG Curlee #1 on Wednesday, December 7, 2005.  The Ginny South prospect is located in San Patricio County on the Gulf Coast of Texas, approximately four miles south of Bayside, Texas near Corpus Christi.   The well will test the Frio sands at a depth of 9400 feet. The total depth of the well is targeted to be 9550 feet.

Daybreak entered into an agreement with MPG Petroleum Inc., a private corporation operating out of San Antonio Texas, to farmin to an oil exploration project called Ginny South in the spring this year.  Daybreak has committed to a 25% working interest in the Ginny South Prospect and will have a 75% net revenue interest after deduction of lessor royalties, that is, Daybreak will retain 20% of the revenue from the sales of oil and gas.

The Ginny South prospect is believed to be a look alike to the Ginny East field located 1.5 miles to the northeast.  The Ginny East field was found in 1965 and produced approximately 1.5 million barrels of oil and 1.6 billion cubic feet (Bcf) of natural gas over its life.  In August 1966 Roy M. Huffington Inc. drilled the No. 1 Easly well on the Ginny South Prospect to test the Lower Frio. The induction electric well log from No. 1 Easly has been analyzed and three Middle Frio zones are possibly capable of production.

For information about Daybreak Oil and Gas, Inc., please contact Investor Relations:

Eric Moe

Telephone:

(509) 467-8204

Email:

emoe27@aol.com

Mike McIntyre

Telephone:

(604) 484-6243

Email:

mmac10@shaw.ca

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained in this news release contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. Investors should carefully consider the preceding information as well as information contained in the news release before making any investment in the shares of the company. Daybreak Oil and Gas, Inc., undertakes no obligation to update any forward-looking statements contained in this news release.